CRC® COMPOUND RATE CONTRACT	FILE NO. 333-227375

SUPPLEMENT DATED MAY 2, 2019 TO YOUR PROSPECTUS DATED OCTOBER 1, 2018

CRC SELECT I	FILE NO. 333-227928
CRC SELECT II	FILE NO. 333-227929
CRC SELECT III	FILE NO. 333-227930
CRC GENERATIONS	FILE NO. 333-227926
CRC HARVESTOR	FILE NO. 333-227927

SUPPLEMENT DATED MAY 2, 2019 TO YOUR PROSPECTUS DATED NOVEMBER 1, 2018

ISSUED BY:
TALCOTT RESOLUTION LIFE INSURANCE COMPANY

This Supplement amends certain information contained in your Prospectus.

Rule 12h-7 Exemption

Talcott Resolution Life Insurance Company hereby relies on the exemption provided by Rule 12h-7 under the Securities and Exchange Act of 1934 ("1934 Act") from the requirements to file reports pursuant to Section 15(d) of that Act. In reliance on that exemption, Talcott Resolution Life Insurance Company will not file the periodic reports that would otherwise be required under the 1934 Act.

This Supplement should be retained with your Prospectus for future reference.

HV-7770